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                                                                    Exhibit 8(b)

                     SKADDEN, ARPS, SLATE, MEAGHER & FLOM
                               919 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 735-3000



                               January 30, 1996



Independent Insurance Group, Inc.
One Independent Drive
Jacksonville, Florida 32276

Ladies and Gentlemen:

     You have requested our opinion regarding the discussions of the material U.S. federal income tax consequences under the captions "SUMMARY OF PROXY STATEMENT/PROSPECTUS--The Proposed Merger--Certain Federal Income Tax Consequences of the Merger" and "THE PROPOSED MERGER--Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") which will be included in the Registration Statement on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Proxy Statement/Prospectus relates to the proposed merger of Independent Insurance Group, Inc. with and into AGC Life Insurance Company, a wholly-owned subsidiary of American General Corporation. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

     In rendering our opinion, we have reviewed the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, pertinent judicial authorities, rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.
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Independent Insurance Group
January 30, 1996
Page 2

     Based upon the foregoing, it is our opinion that the statements made under the captions "SUMMARY OF PROXY STATEMENT/PROSPECTUS--The Proposed Merger-- Certain Federal Income Tax Consequences of the Merger" and "THE PROPOSED MERGER --Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects. There can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

     This opinion is being furnished in connection with the Proxy
Statement/Prospectus. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any variation or difference in the facts from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

     In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the captions "SUMMARY OF PROXY STATEMENT/PROSPECTUS--The Proposed Merger--Certain Federal Income Tax Consequences of the Merger" and "THE PROPOSED MERGER--Certain Federal Income Tax Consequences of the Merger" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                        Very truly yours,


                                        /s/ SKADDEN, ARPS, SLATE,
                                              MEAGHER & FLOM

                                            SKADDEN, ARPS, SLATE,
                                              MEAGHER & FLOM